UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2014 (December 9, 2014)

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The Company and the holders of the Company’s outstanding 9.5% Senior Convertible Debentures (the “Debentures”) entered into an agreement effective December 1, 2014 (the “Debenture Amendment Agreement”) to amend the terms of the Debentures and the warrants to purchase Common Stock of the Company (“Common Stock”) issued in connection with the original issuance of the Debentures. In addition, as an inducement to enter into the Debenture Amendment Agreement, the Company issued to the Debenture holders additional warrants to purchase Common Stock (the “Inducement Warrants”). As a result of the Debenture Amendment Agreement, on December 9, 2014, the Debentures were cancelled and the entire outstanding principal amount of the Debentures was converted into 3,600,000 shares of a newly issued Series A Preferred Stock of the Company (the “Series A Preferred”). The Series A Preferred shares are entitled to receive an automatically accruing dividend at a rate of 9.5% per annum dating back to the original issue date of the Debentures and are convertible into shares of Common Stock at the election of the holder at any time, or automatically on June 30, 2017, at a conversion ratio of one share of Common Stock for each share of Series A Preferred, subject to adjustment upon the occurrence of certain events as provided in the Articles of Incorporation of the Company. The Series A Preferred shares are also entitled to a preference upon sale or liquidation of the Company in the amount of $1.00 per share (subject to certain adjustments).

The Series A Preferred and the Inducement Warrants were issued to accredited investors in an offering exempt from registration pursuant to Rule 506 the Securities Act of 1933, as amended.

Item 9.01.	Exhibits and Financial Statements.

d.	Exhibits:

Exhibit Number	Description

3.1	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada on December 9, 2014 containing the rights and preferences of the Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iveda Solutions, Inc. (Registrant)

Date: December 15, 2014	By:	/s/ Robert J. Brilon
Robert J. Brilon President and Chief Financial Officer